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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155354

         PROSPECTUS

Up to 57,937,910 Shares of Class A Common Stock

        Pzena Investment Management, Inc. may issue from time to time up to 57,937,910 shares of its Class A common stock, par value $0.01 per share, to holders of Class B units of Pzena Investment Management, LLC upon exchange of up to an equal number of such Class B units. We are organized under the laws of the State of Delaware and act as the sole managing member of Pzena Investment Management, LLC, a Delaware limited liability company. The 57,937,910 Class B units of Pzena Investment Management, LLC were issued in connection with the reorganization of Pzena Investment Management, LLC on October 30, 2007 and the concurrent closing of the initial public offering of our Class A common stock.

        The registration statement of which this prospectus is a part only registers the issuance of up to 57,937,910 shares of our Class A common stock upon the exchange by the holders of the equivalent number of Class B units. Any future resales by these holders of the shares received upon exchange may be made pursuant to an available exemption from registration under the Securities Act or a registration statement covering a secondary offering by these holders.

        The registration of these shares does not necessarily mean that any holders will exchange their Class B units, which exchanges are subject to the restrictions set forth in the operating agreement of Pzena Investment Management, LLC. None of the members of the Executive Committee of Pzena Investment Management, LLC, who beneficially own a substantial majority of the Class B units currently outstanding, have any present plans to sell any shares of Class A common stock. We will not receive any cash proceeds from the issuance of any of our shares of Class A common stock upon an exchange of Class B units, but we will acquire the Class B units exchanged for shares of our Class A common stock that we issue to an exchanging holder.

        Our Class A common stock is traded on the New York Stock Exchange under the symbol "PZN." On February 13, 2009, the NYSE official closing price of our Class A common stock was $2.68 per share.

        Investing in our Class A common stock involves a high degree of risk. See "Risk Factors" beginning on page 2 of this prospectus to read about factors you should consider before buying our Class A common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 17, 2009.

 ABOUT THIS PROSPECTUS

        We have not authorized anyone to provide you with information or to make any representations about anything not contained in this prospectus or the documents incorporated by reference in this prospectus. You must not rely on any unauthorized information or representations. We are only offering to issue, and only seeking offers to acquire, the shares of Class A common stock covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus is current only as of its date, regardless of the time and delivery of this prospectus or of any sale of the shares.

        You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

i

 PZENA INVESTMENT MANAGEMENT, INC.

        This summary highlights information contained elsewhere or incorporated by reference into this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our Class A common stock. You should read this entire prospectus carefully, including the section entitled "Risk Factors" and the documents that we incorporate by reference into this prospectus, before making an investment decision. As used in this prospectus, unless otherwise specified or the context requires otherwise, the terms "we" or "us" refer to Pzena Investment Management, Inc. and its subsidiaries.

Overview

        We are the sole managing member of Pzena Investment Management, LLC, which is our operating company. Founded in late 1995, Pzena Investment Management, LLC is a value-oriented investment management firm with a long-term record of investment excellence and exceptional client service. We believe that we have established a positive, team-oriented culture that enables us to attract and retain very qualified people. Over the past thirteen years, we have built a diverse, global client base of respected and sophisticated institutional investors, high net worth individuals and select third-party distributed mutual funds for which we act as sub-investment adviser.

Company Information

        Our principal executive offices are located at 120 West 45th Street, New York, New York 10036 and our main telephone number is (212) 355-1600. Our website address is www.pzena.com. We do not incorporate by reference into this prospectus the information on our website, and you should not consider it as part of this prospectus.

 RISK FACTORS

        Investing in our Class A common stock involves a high degree of risk. You should consider carefully the risk factors described in "Part II—Item 1A—Risk Factors" in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, which report is incorporated by reference herein, as such information may be amended or supplemented in our subsequently filed Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, and all other information contained in or incorporated by reference in this prospectus, before deciding to invest in our Class A common stock.

 FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements. Forward-looking statements provide our current expectations, or forecasts, of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as "anticipate," "believe," "continue," "ongoing," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project" or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.

        Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors summarized in the section of this prospectus entitled "Risk Factors" and as further described in Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 incorporated by reference herein, as such information may be amended or supplemented in our subsequently filed Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise any forward-looking statements to reflect circumstances or events after the date of this prospectus, or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the periodic and other reports we will file from time to time with the Securities and Exchange Commission, or SEC, after the date of this prospectus.

        Forward-looking statements include, but are not limited to, statements about:

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  our anticipated future results of operations and operating cash flows;

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  our business strategies and investment policies;

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  our financing plans and the availability of short- or long-term borrowing;

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  our competitive position and the effects of competition on our business;

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  potential growth opportunities available to us;

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  the recruitment and retention of our employees;

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  our expected levels of compensation for our employees;

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  our potential operating performance, achievements, efficiency and cost reduction efforts;

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  our expected tax rate;

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  changes in interest rates;

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  our expectation with respect to the economy, capital markets, the market for asset management services and other industry trends;

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  the benefits to our business resulting from the effects of the reorganization we consummated on October 30, 2007; and

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  the impact of future legislation and regulation, and changes in existing legislation and regulation, on our business.

        The reports that we file with the SEC, accessible on the SEC's website at www.sec.gov, identify additional factors that can affect forward-looking statements.

 USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of any shares of our Class A common stock pursuant to this prospectus, but we will acquire the Class B units of Pzena Investment Management, LLC exchanged for the shares of our Class A common stock that we may issue to an exchanging holder.

 EXCHANGE OF CLASS B UNITS OF PZENA INVESTMENT MANAGEMENT, LLC

        Pursuant to the operating agreement of Pzena Investment Management, LLC, dated as of October 30, 2007, on a date or dates designated by us each year (or, if we do not designate any such date by September 30th of any year, on October 30th) each holder of Class B units may exchange up to 15% of its Class B units for an equivalent number of shares of our Class A common stock, subject to certain restrictions set forth in the operating agreement. In addition, our board of directors may, in its sole discretion, allow holders of Class B units to make exchanges in amounts exceeding those described above. Notwithstanding the foregoing, no holder of Class B units will be entitled to exchange such units for shares of Class A common stock if such exchange would be prohibited under applicable federal or state securities laws or regulations. None of the members of the Executive Committee of Pzena Investment Management, LLC, who beneficially own a substantial majority of the Class B units currently outstanding, have any present plans to sell any shares of Class A common stock.

        In order to exercise its exchange rights, a holder of Class B units must provide written notice to us that such holder desires to exchange a stated number of Class B units for an equal number of shares of Class A common stock. This written notice must be accompanied by instruments of transfer, in form satisfactory to us and American Stock Transfer & Trust Company, as the transfer agent for the Class A common stock, duly executed by the holder or its duly authorized attorney and transfer tax stamps or funds therefor if such shares will be issued in a name other than that of the holder of the Class B units exchanged. Delivery of the written notice and instruments of transfer must be made during normal business hours to the principal executive offices of Pzena Investment Management, Inc. or our transfer agent.

 PLAN OF DISTRIBUTION

        This prospectus relates to the issuance from time to time of up to 57,937,910 shares of our Class A common stock to holders of up to an equal number of Class B units of Pzena Investment Management, LLC. The shares of Class A common stock registered under this prospectus will only be issued to the extent that holders of Class B units of Pzena Investment Management, LLC exchange such Class B units. We will not receive any cash proceeds from the issuance of any of our shares of Class A common stock upon an exchange of such Class B units, but we will acquire the Class B units exchanged for shares of our Class A common stock that we issue to an exchanging holder.

LEGAL MATTERS

        The validity of the securities being offered hereby will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

        The consolidated statement of financial condition of Pzena Investment Management, Inc. as of December 31, 2007 and 2006 (prior to October 30, 2007—Pzena Investment Management, LLC and Subsidiaries), the related consolidated statements of operations, changes in equity, and cash flows for the year ended December 31, 2007, and the related consolidated statements of operations, changes in excess of liabilities over assets, and cash flows of Pzena Investment Management, LLC and Subsidiaries for the year ended December 31, 2006, each incorporated by reference in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon also incorporated by reference herein, which as to the year 2006 are based in part on the reports of J.H. Cohn LLP, independent registered public accounting firm.

        The consolidated statements of operations, cash flows and changes in excess of liabilities over assets of Pzena Investment Management, LLC and Subsidiaries for the year ended December 31, 2005, incorporated by reference in this prospectus and registration statement, have been audited by J.H. Cohn LLP, independent registered public accounting firm, as set forth in their report thereon also incorporated by reference herein.

        The financial statements of the following private investment partnerships, each of which have been consolidated in our financial statements as of and for the year ended December 31, 2006, have been audited by J.H. Cohn LLP, independent registered public accounting firm, as set forth in their reports thereon, also incorporated by reference herein: (i) the statement of assets and liabilities, including the condensed schedule of investments, of Pzena Large Cap Value Fund (a series of Pzena Investment Funds) as of December 31, 2006, and the related statements of operations and changes in net assets for the year then ended; (ii) the statement of assets and liabilities, including the condensed schedule of investments, of Pzena Large Cap Value Fund II as of December 31, 2006, and the related statements of operations and changes in net assets for the period from August 1, 2006 (commencement of operations) to December 31, 2006; (iii) the statement of assets and liabilities, including the condensed schedule of investments, of Pzena International Value Service (a separate series of interests in Pzena Investment Management International, LLC) as of December 31, 2006, and the related statements of operations and changes in net assets for the year then ended; (iv) the statement of assets and liabilities, including the condensed schedule of investments, of Pzena Global Value Service (a separate series of interests in Pzena Investment Management International, LLC) as of December 31, 2006, and the related statements of operations and changes in net assets for the year then ended; and (v) the statement of assets and liabilities, including the condensed schedule of investments, of Pzena Investment Management Select Fund, L.P. (a limited partnership) as of December 31, 2006, and the related statements of operations and changes in partners' capital for the year then ended, the report for which includes an explanatory paragraph indicating that the general partner of this limited partnership decided to liquidate the partnership on January 23, 2007.

        The financial statements referred to above are included in reliance upon such reports given on authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        The SEC allows us to 'incorporate by reference' information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. Because we are incorporating by reference our future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some or all of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded.

        We file electronically with the SEC our annual reports on Form 10-K, quarterly interim reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. Our SEC file number is 001-33761. We make available on or through our website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC. You can also request copies of such documents by contacting our Investor Relations Department at (212) 355-1600. You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us. The SEC's website can be found at http://www.sec.gov.

        All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after this registration statement is declared effective, and before the end of any offering made under this prospectus will be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus and any previously filed document. We incorporate by reference the following information that has been filed with the SEC:

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  our annual report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 31, 2008;

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  our quarterly report on Form 10-Q for the quarterly period ended March 31, 2008, filed with the SEC on May 14, 2008;

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  our quarterly report on Form 10-Q for the quarterly period ended June 30, 2008, filed with the SEC on August 13, 2008;

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  our quarterly report on Form 10-Q for the quarterly period ended September 30, 2008, filed with the SEC on November 13, 2008;

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  our current reports on Form 8-K filed with the SEC on January 11, 2008, as amended by the Form 8-K/A filed on January 11, 2008, February 11, 2008, Item 8.01 and Exhibit 99.2 of Item 9.01 of the Form 8-K filed on February 12, 2008, March 10, 2008, April 10, 2008, May 12, 2008, June 10, 2008, July 10, 2008, August 11, 2008, September 10, 2008, September 22, 2008, October 10, 2008, October 30, 2008, November 10, 2008, December 10, 2008, December 12, 2008 and January 12, 2009; and

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  the description of our Class A common stock, which is contained in the registration statement on Form 8-A filed with the SEC on October 23, 2007.

        Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

        We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. We will provide this information upon written or oral request and at no cost to the requester. Requests for this information must be made to our General Counsel, Joan Berger, at 120 West Forty Fifth Street, New York, NY 10036, or by telephone at (212) 355-1600.

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  Filed Pursuant to Rule 424(b)(3) Registration No. 333-155354
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
PZENA INVESTMENT MANAGEMENT, INC.
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
EXCHANGE OF CLASS B UNITS OF PZENA INVESTMENT MANAGEMENT, LLC
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION